FOR IMMEDIATE RELEASE                       Contacts:
                                            Mark Hendrix (Media relations)
                                            (202) 835-5162
                                            Steve Tamburo (Investor relations)
                                            (202) 835-4478

             RIGGS OUTLINES PLANS TO ENHANCE PERFORMANCE AND SERVICE

WASHINGTON, December 13, 2001 - Riggs National Corporation (NASDAQ: RIGS) today announced that it will implement a series of actions to enhance the Company's business performance and customer service, and better position the Company both for the current and long-term economic environment.

Riggs expects its initiatives to generate approximately $4.8 million in pre-tax savings during 2002. Riggs will take restructuring and other charges of $27.5 million (pre-tax) in the fourth quarter ending December 31, 2001.

As a result of the charges, Riggs expects to report a net loss for both the quarter and year ending December 31, 2001. Riggs also stated that its venture capital business, which incurred losses for the first nine months ended September 30, 2001, expects to incur additional losses in the fourth quarter.

There will not be a materially adverse impact on the Company's strong capital and liquidity ratios, which will remain above peer group comparisons and well in excess of regulatory requirements.

Riggs' effort to enhance performance and service will consist of a technology initiative, a re-design of operational processes and a realignment of Riggs Bank's European operations to focus on private banking and embassy banking. Riggs will standardize and upgrade its technology systems and infrastructure, which will enable Riggs to both operate more efficiently and provide better service to its customers. Riggs expects to substantially complete the technology upgrade by year-end 2002.

Robert Allbritton, Chairman and Chief Executive Officer, stated, "My priority is to build the value of the Riggs franchise. As important first steps, we have thoroughly reviewed all of our operations, and developed these initiatives. Today's actions, while difficult in the short term, will improve our focus and provide the technological tools we need to enhance both the quality of service to our clients and the profitability and returns to our shareholders. With our strong capital base, we are able to move forward with our plans for growth."

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RIGGS NATIONAL CORP./2


Primarily as a result of the technology upgrade, re-design of operational processes and realignment of Riggs Bank Europe, Riggs' ongoing staffing requirements will be reduced by approximately 125 positions by year-end 2002.

Riggs will also take several other measures to enhance efficiency, including an adjustment to Riggs' retirement benefits to freeze the Company's defined benefit plan in order to reduce future pension plan contributions. Riggs, however, will increase its 401(k) benefits.

In addition, Riggs will record a fair market value adjustment related to a long-term lease, record a charge related to the value of a non-cancelable technology-related contract, and record charges for certain other measures.

A Form 8-K has been filed by Riggs in connection with this press release describing the charges in greater detail.

Riggs National Corporation, the largest bank holding company headquartered in the nation's capital, has 50 branches in the Washington, D.C. metropolitan area, as well as locations in Miami, London, Channel Islands and Berlin. As the leading banking institution in the nation's capital, Riggs commands the largest market share serving one the most affluent areas of the country, with specialized banking and financial management products and services for individuals, nonprofit organizations and businesses. Riggs is also the dominant financial institution serving embassies, both in the United States and abroad. More information on the Company can be found at the Company's website www.riggsbank.com.
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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements about the anticipated cost savings and losses, efficiency gains, performance and customer service enhancements, and other effects of the initiatives described above. A variety of factors could cause the Company's results and experiences to differ materially from those expressed or implied by the forward-looking statements, including the Company's success in executing these strategies, and its business generally. Additional factors that could affect the Company's future earnings, operations, performance, development, growth and projections, include, but are not limited to, the weakening of the economy, changes in credit quality or interest rates, the impact of competitive products, services and pricing, customer business requirements, Congressional legislation, the timing of technology enhancements for products and operating systems, volatility of the venture capital portfolios, the collectability of loans and similar matters.

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